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Report of Independent Accountants

Board of Directors
Aurora Loan Services Inc.

We have examined management's assertion, included in the accompanying report titled
Report of Management, that Aurora Loan Services Inc. (the "Company") complied with the minimum servicing standards identified in Exhibit A to the Report of Management (the
"specified minimum servicing standards") as set forth in the Mortgage Bankers
Association of America's Uniform Single Attestation Program for Mortgage Bankers
("USAP") during the year ended November 30, 2004. Management is responsible for the
Company's compliance with the specified miminum servicing standards. Our responsibility is to express an opinion on management's assertions about the Company's compliance based on our examination.

Our examination was made in accordance with attestation standards established by the
American Institute of Certified Public Accountants and, accordingly, included examining, on a test basis, evidence about the Company's compliance with the specified minimum servicing standards and performing such other procedures as we considered necessary in the circumstances. We believe that our examination provides a reasonable basis for our opinion. Our examination does not provide a legal determination on the Company's compliance with the specified minimum servicing standards.

In our opinion, management's assertion, that the Company complied with the aforementioned specified minimum servicing standards during the year ended November
30, 2004, is fairly stated, in all material respects.
Ernst & Young LLP

February 11, 2005

A Member Practice of Ernst & Young Global